News Release
Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstuber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES SECOND QUARTER FISCAL 2020 RESULTS

-- Strong Sales Growth Continues to Outperform the RV Industry --

-- Quarterly Revenues Increased 45%, including Robust Organic Growth of 13% --

-- Reported Quarterly Diluted EPS of $0.51, Adjusted EPS of $0.67 Up 9.8% Over Prior Year --

-- YTD Operating Cash Flow Up 129% Over Prior Year --

-- First Full Quarter of Contribution From Newmar with Integration Progressing as Planned --

FOREST CITY, IOWA, March 25, 2020 - Winnebago Industries, Inc. (NYSE:WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's second quarter Fiscal 2020.

Second Quarter Fiscal 2020 Results
Revenues for the Fiscal 2020 second quarter ended February 29, 2020, increased 44.9% to $626.8 million compared to $432.7 million for the Fiscal 2019 period. Revenues for Newmar, which was acquired in the first quarter of Fiscal 2020, were $138.4 million. Revenues excluding Newmar increased 12.9% to $488.4 million. Gross profit increased 20.1% to $79.8 million, compared to $66.4 million for the Fiscal 2019 period. Gross profit margin decreased 270 basis points in the quarter, primarily driven by a change in mix due to the inclusion of a full quarter of Newmar, the impact of inventory step-up purchase accounting related to the Newmar acquisition and start-up costs associated with our Towable segment new production facilities. Operating income was $29.6 million for the quarter, compared to $28.9 million in the second quarter of last year. Fiscal 2020 second quarter net income decreased 20.0% to $17.3 million compared to $21.6 million in the same period last year. Reported earnings per diluted share decreased 25.0% to $0.51 compared to reported earnings per diluted share of $0.68 in the same period last year. Consolidated adjusted earnings per share increased 9.8% to $0.67 for the second quarter, excluding inventory step-up and the non-cash portion of interest expense, totaling $5.4 million, or $0.16 per share, after tax. Consolidated Adjusted EBITDA increased 31.7% to $45.4 million for the quarter compared to $34.5 million last year.

President and Chief Executive Officer Michael Happe commented, “Our outdoor brands continue to resonate with consumers as reflected in our impressive consolidated results for the second quarter. Topline growth continues to outperform the industry, driven by robust Class B sales within our Winnebago Motorhome business, and another exceptional quarter from Grand Design RV. Newmar-branded Class A Diesel retail momentum is resulting in increased market share results in that category, and our overall wholesale performance of Newmar in our second quarter was in line with our acquisition plan. Our more diversified, full-line of products continues to drive higher margins within the Motorhome segment and accelerate our market share gains. Winnebago Industries’ North American RV retail market share is 13.2% on a trailing three-month basis through January, 2020, up 2.6 share points (up 1.8 share points on an organic basis) over the same period last year. The Chris-Craft business has also driven meaningful retail results during the spring show season, driven by a dynamic array of new models. This consolidated Company growth reflects the increasing appeal of our evolving portfolio of businesses and our progressively competitive position in these outdoor industries. We are confident that our relentless focus on quality, innovation, and customer service will build brands that consumers will seek out. Our results include a full quarter of Newmar’s performance and we are pleased that integration efforts are progressing as planned and that the sharing of best practices and identification of synergies as a result of this acquisition are active across the enterprise. As always, but especially during these now increasingly tumultuous times, I want to thank all of our Winnebago Industries employees for their hard work during the quarter, and for their steadfast commitment to working safely and to our vision of Winnebago Industries becoming a premier outdoor lifestyle company.”

Towable
Revenues for the Towable segment increased 13.1% to $283.5 million for the second quarter, primarily driven by the overall strength of the Grand Design RV product line and the popularity of several recently redesigned flagship products, including the Reflection and Imagine models. Segment Adjusted EBITDA increased 3.3% to $34.7 million. Adjusted EBITDA margin of 12.3% decreased 110 basis points, primarily due to the Towable segment facilities start-up costs and lower productivity in the early phases of production, and a shift in product mix. Backlog increased 22.3%, in units, over the prior year period reflecting higher retail demand for travel trailers.

Motorhome
In the second quarter, revenues for the Motorhome segment increased 97.7% to $325.5 million, mostly driven by a full quarter of Newmar contribution and strength in the Class B line-up. Segment revenues excluding Newmar grew 13.6% over the prior year period. Segment Adjusted EBITDA was $14.9 million, up 242.9% from the prior year due to the inclusion of a full quarter of Newmar operating results and improved organic profitability. Adjusted EBITDA margin increased 200 basis points to 4.6% driven by mix of business related to Newmar being included for a full quarter and healthy improvements in our Winnebago Motorhome margins compared to the prior year. Backlog increased 51.8%, in units, over the prior year, due to the addition of Newmar and the continued strength in Winnebago branded Class B retail demand.

Balance Sheet and Cash Flow
As of February 29, 2020, the Company had total outstanding debt of $464.8 million ($557.2 million of debt, net of convertible note discount of $80.8 million and net of debt issuance costs of $11.6 million) and working capital of $313.5 million. Cash flow from operations was $119.2 million for the first six months of Fiscal 2020, an increase of $67.2 million from the same period in Fiscal 2019.

Quarterly Cash Dividend
On March 17, 2020, the Company’s board of directors approved a quarterly cash dividend of $0.11 per share payable on April 29, 2020, to common stockholders of record at the close of business on April 15, 2020.

Mr. Happe continued, “While our Company performed solidly in the second quarter, the focus of every industry in the U.S. have been on the increasing risk presented by the coronavirus outbreak. As evidenced by our recent decision to temporarily suspend production across each of our businesses through April 12, 2020, the health and safety of our team members, business partners, and the communities in which we operate remains our top priority. We have seen significant change in mid-March for the demand of our products by both consumers and dealer partners. A COVID-19 task force, consisting of team leaders from across all of Winnebago Industries, has been in place for many weeks and continues to proactively develop contingency plans to ensure the health and safety of our team and navigate through what appears to be very real disruption in both our internal operations and end markets. Additionally, we will continue to be very disciplined in our financial management of the Company as we closely follow the status of the health crisis and the end markets to stay ahead, as possible, of any further disruptions.

After enduring persistent headwinds throughout calendar 2019, RV industry conditions have improved as demonstrated by normalized dealer inventories, a stable price environment and strong retail show attendance and sales results during the first quarter of calendar 2020. Our portfolio is stronger and more balanced than ever, with four of the most iconic brands in the outdoor lifestyle arena – Winnebago, Grand Design, Newmar, and Chris-Craft. In addition, we entered the second half of our fiscal year with significant cash on hand of $122.9 million, access to a credit line of $192.5 million, and the ability to leverage a highly variable cost structure, that when combined will assist tremendously in maximizing our liquidity and managing through the challenging period ahead. While the industry continues to look for its footing in these uncertain times as a result of the coronavirus pandemic, we are confident that the outdoor recreation industry will rebound in the future, and as such, our focus remains on activating our premium brands and products to accelerate our market share building when a new normal state presents itself. We continue to work closely with our Board of Directors during these challenging times and together we are aligned on executing our strategic priorities to enhance our position as an outdoor industry leader and maximizing value for our shareholders over the long-term.”

Conference Call
Winnebago Industries, Inc. will discuss second quarter Fiscal 2020 earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading U.S. manufacturer of outdoor lifestyle products under the Winnebago, Newmar, Grand Design, and Chris-Craft brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, fifth wheel products and boats. Winnebago Industries has multiple facilities in Iowa, Indiana, Oregon, Minnesota and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, business interruptions, any unexpected expenses related to ERP, impacts of public health crises, such as COVID-19, risks related to compliance with debt covenants and leverage ratios, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	February 29, 2020		February 23, 2019
Net revenues	$626,810	100.0%	$432,690	100.0%
Cost of goods sold	547,028	87.3%	366,261	84.6%
Gross profit	79,782	12.7%	66,429	15.4%
Selling, general, and administrative expenses	42,164	6.7%	35,259	8.1%
Amortization of intangible assets	7,974	1.3%	2,267	0.5%
Total operating expenses	50,138	8.0%	37,526	8.7%
Operating income	29,644	4.7%	28,903	6.7%
Interest expense	8,651	1.4%	4,346	1.0%
Non-operating income	(270)	—%	(207)	—%
Income before income taxes	21,263	3.4%	24,764	5.7%
Provision for income taxes	3,995	0.6%	3,166	0.7%
Net income	$17,268	2.8%	$21,598	5.0%

Income per common share:
Basic	$0.51		$0.68
Diluted	$0.51		$0.68
Weighted average common shares outstanding:
Basic	33,614		31,577
Diluted	33,918		31,724

	Six Months Ended
	February 29, 2020		February 23, 2019
Net revenues	$1,215,268	100.0%	$926,338	100.0%
Cost of goods sold	1,056,873	87.0%	788,913	85.2%
Gross profit	158,395	13.0%	137,425	14.8%
Selling, general, and administrative expenses	93,269	7.7%	70,971	7.7%
Amortization of intangible assets	11,588	1.0%	4,926	0.5%
Total operating expenses	104,857	8.6%	75,897	8.2%
Operating income	53,538	4.4%	61,528	6.6%
Interest expense	14,700	1.2%	8,847	1.0%
Non-operating income	(386)	—%	(970)	(0.1)%
Income before income taxes	39,224	3.2%	53,651	5.8%
Provision for income taxes	7,888	0.6%	9,892	1.1%
Net income	$31,336	2.6%	$43,759	4.7%

Income per common share:
Basic	$0.95		$1.39
Diluted	$0.95		$1.38
Weighted average common shares outstanding:
Basic	32,840		31,572
Diluted	33,143		31,755
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	February 29, 2020	August 31, 2019
Assets
Current assets:
Cash and cash equivalents	$122,939	$37,431
Receivables, net	182,475	158,049
Inventories, net	237,808	201,126
Prepaid expenses and other assets	20,883	14,051
Total current assets	564,105	410,657
Property, plant, and equipment, net	169,840	127,572
Other assets:
Goodwill	348,860	274,931
Other intangible assets, net	415,285	256,082
Investment in life insurance	27,231	26,846
Operating lease assets	30,460	—
Other assets	16,146	8,143
Total assets	$1,571,927	$1,104,231

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$99,211	$81,635
Accrued expenses	137,770	107,217
Current maturities of long-term debt	13,668	8,892
Total current liabilities	250,649	197,744
Non-current liabilities:
Long-term debt, less current maturities	451,134	245,402
Deferred income taxes	17,057	12,032
Unrecognized tax benefits	6,253	3,591
Operating lease liabilities	27,882	—
Deferred compensation benefits, net of current portion	12,166	12,878
Other	5,262	372
Total non-current liabilities	519,754	274,275
Stockholders' equity	801,524	632,212
Total liabilities and stockholders' equity	$1,571,927	$1,104,231

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended
	February 29, 2020	February 23, 2019
Operating activities:
Net income	$31,336	$43,759
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,720	6,268
Amortization of intangible assets	11,588	4,926
Non-cash interest expense, net	4,182	—
Amortization of debt issuance costs	1,457	790
Last-in, first-out expense	664	1,029
Stock-based compensation	3,640	4,605
Deferred income taxes	576	346
Other, net	252	(170)
Change in assets and liabilities:
Receivables	11,734	(15,355)
Inventories	45,275	4,488
Prepaid expenses and other assets	(4,081)	(4,926)
Accounts payable	4,688	11,992
Income taxes and unrecognized tax benefits	(966)	(15,216)
Accrued expenses and other liabilities	1,099	9,402
Net cash provided by operating activities	119,164	51,938

Investing activities:
Purchases of property and equipment	(19,057)	(23,366)
Acquisition of business, net of cash acquired	(264,280)	(702)
Other, net	179	1,044
Net cash used in investing activities	(283,158)	(23,024)

Financing activities:
Borrowings on credit agreement	1,112,294	218,720
Repayments of credit agreement	(1,112,294)	(233,922)
Proceeds from issuance of convertible senior notes	300,000	—
Purchase of convertible note hedge	(70,800)	—
Proceeds from issuance of warrants	42,210	—
Payments on long-term debt	(2,750)	—
Payments of offering costs	(10,761)	—
Payments of cash dividends	(7,174)	(6,713)
Payments for repurchase of common stock	—	(6,620)
Other, net	(1,223)	296
Net cash provided by (used in) financing activities	249,502	(28,239)

Net increase (decrease) in cash and cash equivalents	85,508	675
Cash and cash equivalents at beginning of period	37,431	2,342
Cash and cash equivalents at end of period	$122,939	$3,017

Supplement cash flow disclosure:
Income taxes paid, net	$7,652	$30,262
Interest paid	$9,938	$7,469
Non-cash transactions:
Issuance of Winnebago common stock for acquisition of business	$92,572	$—
Capital expenditures in accounts payable	$118	$259

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Towable
(in thousands, except unit data)

	Three Months Ended
	February 29, 2020	% of Revenues	February 23, 2019	% of Revenues	$ Change	% Change
Net revenues	$283,463		$250,691		$32,772	13.1%
Adjusted EBITDA	34,746	12.3%	33,638	13.4%	1,108	3.3%

	Three Months Ended
Unit deliveries	February 29, 2020	Product Mix(1)	February 23, 2019	Product Mix(1)	Unit Change	% Change
Travel trailer	5,446	62.4%	4,543	59.8%	903	19.9%
Fifth wheel	3,287	37.6%	3,053	40.2%	234	7.7%
Total towables	8,733	100.0%	7,596	100.0%	1,137	15.0%

	Six Months Ended
	February 29, 2020	% of Revenues	February 23, 2019	% of Revenues	$ Change	% Change
Net revenues	$624,713		$543,524		$81,189	14.9%
Adjusted EBITDA	70,531	11.3%	64,466	11.9%	6,065	9.4%

	Six Months Ended
Unit deliveries	February 29, 2020	Product Mix(1)	February 23, 2019	Product Mix(1)	Unit Change	% Change
Travel trailer	11,782	60.9%	10,379	61.1%	1,403	13.5%
Fifth wheel	7,550	39.1%	6,602	38.9%	948	14.4%
Total towables	19,332	100.0%	16,981	100.0%	2,351	13.8%

	February 29, 2020		February 23, 2019		Change	% Change
Backlog(2)
Units	9,790		8,002		1,788	22.3%
Dollars	$330,738		$285,391		$45,347	15.9%
Dealer Inventory
Units	19,731		19,141		590	3.1%
(1) Percentages may not add due to rounding differences.
(2) We include in our backlog all accepted orders from dealers to generally be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Motorhome
(in thousands, except unit data)

	Three Months Ended
	February 29, 2020	% of Revenues	February 23, 2019	% of Revenues	$ Change	% Change
Net revenues	$325,542		$164,662		$160,880	97.7%
Adjusted EBITDA	14,946	4.6%	4,359	2.6%	10,587	242.9%

	Three Months Ended
Unit deliveries	February 29, 2020	Product Mix(1)	February 23, 2019	Product Mix(1)	Unit Change	% Change
Class A	843	37.7%	529	29.0%	314	59.4%
Class B	784	35.0%	613	33.6%	171	27.9%
Class C	612	27.3%	683	37.4%	(71)	(10.4)%
Total motorhomes	2,239	100.0%	1,825	100.0%	414	22.7%

	Six Months Ended
	February 29, 2020	% of Revenues	February 23, 2019	% of Revenues	$ Change	% Change
Net revenues	$551,433		$345,990		$205,443	59.4%
Adjusted EBITDA	24,277	4.4%	16,335	4.7%	7,942	48.6%

	Six Months Ended
Unit deliveries	February 29, 2020	Product Mix(1)	February 23, 2019	Product Mix(1)	Unit Change	% Change
Class A	1,242	30.1%	951	26.1%	291	30.6%
Class B	1,593	38.7%	1,332	36.6%	261	19.6%
Class C	1,286	31.2%	1,361	37.3%	(75)	(5.5)%
Total motorhomes	4,121	100.0%	3,644	100.0%	477	13.1%

	February 29, 2020		February 23, 2019		Change	% Change
Backlog(2)
Units	2,856		1,882		974	51.8%
Dollars	$394,570		$169,581		$224,989	132.7%
Dealer Inventory
Units	5,507		4,812		695	14.4%
(1) Percentages may not add due to rounding differences.
(2) We include in our backlog all accepted orders from dealers to generally be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Non-GAAP Reconciliation (Unaudited)
(in thousands, except per share data)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles Diluted income per share to Adjusted diluted income per share:

	Three Months Ended		Six Months Ended
(in thousands)	February 29, 2020	February 23, 2019	February 29, 2020	February 23, 2019
Diluted income per share (GAAP)	$0.51	$0.68	$0.95	$1.38
Pretax acquisition-related costs(1)	—	—	0.30	—
Pretax acquisition-related fair-value inventory step-up	0.11	—	0.15	—
Pretax non-cash interest expense(2)	0.09	—	0.13	—
Tax impact of adjustments(3)	(0.04)	(0.07)	(0.12)	(0.07)
Adjusted diluted income per share (Non-GAAP)	$0.67	$0.61	$1.41	$1.31
(1) Represents transaction-closing costs.
(2) Non-cash interest expense associated with the Convertible Notes issued related to our acquisition of Newmar.
(3) Income tax charge calculated using the statutory tax rate for the U.S. of 21.0% for both periods presented.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended		Six Months Ended
(in thousands)	February 29, 2020	February 23, 2019	February 29, 2020	February 23, 2019
Net income	$17,268	$21,598	$31,336	$43,759
Interest expense	8,651	4,346	14,700	8,847
Provision for income taxes	3,995	3,166	7,888	9,892
Depreciation	4,134	3,099	7,720	6,268
Amortization of intangible assets	7,974	2,267	11,588	4,926
EBITDA	42,022	34,476	73,232	73,692
Acquisition-related fair-value inventory step-up	3,634	—	4,810	—
Acquisition-related costs	—	—	9,950	—
Restructuring expenses	43	219	(129)	219
Non-operating income	(270)	(207)	(386)	(970)
Adjusted EBITDA	$45,429	$34,488	$87,477	$72,941

We have provided non-GAAP performance measures of Adjusted diluted income per share, EBITDA, and Adjusted EBITDA as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and improve comparability of our results from period to period. Adjusted diluted income per share is defined as income per share adjusted for items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period. We believe Adjusted diluted income per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted income per share include acquisition-related costs, acquisition-related fair-value inventory step-up, non-cash interest expense, and the tax impact of the adjustments. Examples of items excluded from Adjusted EBITDA include acquisition-related fair-value inventory step-up, acquisition-related costs, restructuring expenses, and non-operating income.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance and trends as well as our performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our board of directors to enable our board of directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for our company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with covenants and restricted activities under the terms of our debt agreements. We believe these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.